Contact:  Barbara B. Lucas
                                                Senior Vice President
                                                Public Affairs
                                                410-716-2980

                                                Mark M. Rothleitner
                                                Vice President
                                                Investor Relations and Treasurer
                                                410-716-3979


FOR IMMEDIATE RELEASE:  Thursday, July 24, 2003

Subject: Black & Decker Reports 20% Improvement in Earnings Per Share to $0.97 for Second Quarter 2003; Declares Regular Quarterly Cash Dividend

Towson, MD - The Black & Decker Corporation (NYSE: BDK) today announced that net earnings for the second quarter of 2003 were $75.7 million or $0.97 per diluted share, a 20% increase over diluted earnings per share of $0.81 in the second quarter of 2002. Sales for the second quarter of 2003 were $1.12 billion, essentially flat to $1.13 billion for the same period last year. Sales decreased 5% excluding the effects of foreign currency translation.

     Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "We continued to improve gross margins significantly in all of our business segments through our restructuring program and productivity gains. Higher gross margins, combined with lower interest expense and favorable exchange rates, resulted in double-digit earnings growth on top of excellent growth in 2002. We achieved this improvement despite low economic growth, inventory reductions by key retailers, and strong sales in 2002, all of which negatively affected our comparative sales performance.
                                     (more)

Page Two

     "Our restructuring program is progressing well and continues to generate significant cost savings. We have ceased production at both the Georgia Kwikset plant and the Maryland power tools plant, and expect to vacate those facilities well before year end. We continue to anticipate incremental savings of approximately $35 million in 2003 and $40 million in 2004, which, combined with $25 million in 2002, will yield $100 million of total annualized savings.

     "Free cash flow was $101 million for the quarter, reflecting strong earnings and a decrease in working capital. Inventory was $768 million at the end of the quarter, a decrease of $46 million from the first quarter. Though inventory was $76 million higher than the second quarter of 2002, approximately two-thirds of this increase is due to currency translation, with safety stock related to our restructuring program accounting for most of the remainder. We reduced the safety stock during the second quarter and expect that it will be eliminated by year end.

     "Sales in the Power Tools and Accessories segment were down 6% for the quarter, with decreases in North America and Europe, and an increase in the rest of the world. Operating profit for the segment decreased 11% from the second quarter last year, with a decline in North America partly offset by gains in Europe, Latin America, and Asia.

     "In the U.S., sales of both consumer and professional products decreased at a high single-digit rate. While sell-through at key customers was up overall in the quarter, sell-in lagged as these customers lowered their order levels to reduce inventory. In addition, the U.S. business had a difficult comparison to the double-digit sales growth rate in the second quarter of 2002.

     "In Europe, sales decreased at a mid-single-digit rate, reflecting a double-digit decline in sales of consumer tools. Weak sales in Germany and France caused much of the decline. Professional tool sales declined slightly, as new product successes were offset by slowing economic conditions. Our restructuring program continued to improve margins, and operating profit increased despite the sales decline.
                                     (more)

Page Three

     "Sales in the Hardware and Home Improvement segment were down 2% for the quarter. Sales in the Kwikset(R) security hardware business increased at a mid-single-digit rate, which was more than offset by lower sales of Price Pfister(R) plumbing products, reflecting previously announced shelf space losses. Operating margins improved significantly for both Kwikset and Price Pfister, driven by productivity and restructuring savings. As a result, operating profit more than doubled for the segment. In the North American business, operating margin exceeded 10% for the quarter.

     "Sales in the Fastening and Assembly Systems segment were down 4% for the quarter, with weakness in the North American automotive and industrial markets. Strong sales in Asia and a rebound in the European industrial business helped to mitigate the North American decline. Operating profit in this segment also decreased 4% from the second quarter last year, as cost containment efforts enabled us to maintain our outstanding operating margins.

     "Looking forward, we expect economic conditions to remain weak in the third quarter, especially in Europe. As a result, we anticipate a low single-digit decline in sales, excluding currency translation. At current foreign exchange rates, these projections would translate to flat or slightly positive reported sales growth. Because we will continue reducing production levels to manage inventory, we do not expect to improve upon the excellent operating margins we posted in the third quarter last year. However, we are seeing the benefits of good free cash flow, in the form of lower interest expense and a lower share count, and therefore expect diluted earnings per share in the $1.00-to-$1.05 range for the third quarter.

     "For the full year, we anticipate a low single-digit decline in sales, excluding currency translation, improved operating margins, and diluted earnings per share in the $3.65-to-$3.75 range. The earnings ranges exclude any remaining charges under the previously announced restructuring program, as well as any effects of the planned acquisition of the Baldwin Hardware and Weiser Lock businesses from Masco Corporation. We continue to anticipate converting at least 80% of full-year net earnings to free cash flow.
                                     (more)

Page Four

     "The key to Black & Decker's strong financial performance has been excellent execution of our strategy and an emphasis on cash generation. We will continue to capitalize on our market-leading brands, product development, and end-user relationships, and to execute our restructuring program on plan and on cost. By combining market leadership with operating excellence, Black & Decker is well positioned for the economic recovery and should continue delivering outstanding value to shareholders."

     The Corporation also announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share of the Corporation's outstanding common stock payable September 26, 2003, to stockholders of record at the close of business on September 12, 2003.

     The Corporation also announced that, effective July 28, 2003, it has appointed The Bank of New York as the new transfer agent and registrar of the Corporation's common stock. The Corporation believes that this appointment will provide its stockholders with uninterrupted, reliable stock transfer service. This change does not require any action by the Corporation's stockholders.

     The Corporation will hold a conference call today at 10:00 a.m., E.T., to discuss second-quarter results and the outlook for the remainder of 2003. Investors can listen to the conference call by visiting www.bdk.com and clicking on the icon labeled "Live Webcast." Listeners should log-in at least ten minutes prior to the beginning of the event to assure timely access. A replay of the call will be available at www.bdk.com.

     This  release  includes  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the "Forward-Looking Statements" sections in Black & Decker's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2002.
                                     (more)

Page Five

     This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

     Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
                                     # # #


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                       Three Months Ended
                                               ---------------------------------
                                               June 29, 2003      June 30, 2002
                                               --------------     --------------

SALES                                          $     1,119.7      $     1,125.3
     Cost of goods sold                                720.0              746.8
     Selling, general, and
       administrative expenses                         287.8              271.0
                                               --------------     --------------
OPERATING INCOME                                       111.9              107.5
     Interest expense (net of
       interest income)                                  7.7               14.8
     Other expense                                        .5                2.2
                                               --------------     --------------
EARNINGS BEFORE INCOME TAXES                           103.7               90.5
     Income taxes                                       28.0               24.4
                                               --------------     --------------
NET EARNINGS                                   $        75.7      $        66.1
                                               ==============     ==============



NET EARNINGS PER COMMON SHARE
     - BASIC                                   $         .98      $         .82
                                               ==============     ==============

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                   77.6               80.5
                                               ==============     ==============



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                       $         .97      $         .81
                                               ==============     ==============

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                   77.9               81.2
                                               ==============     ==============


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                 (Dollars in Millions Except Per Share Amounts)


                                                        Six Months Ended
                                               ---------------------------------
                                               June 29, 2003      June 30, 2002
                                               --------------     --------------

SALES                                          $     2,087.9      $     2,077.0
     Cost of goods sold                              1,344.7            1,391.6
     Selling, general, and
       administrative expenses                         558.0              515.7
                                               --------------     --------------
OPERATING INCOME                                       185.2              169.7
     Interest expense (net of
       interest income)                                 19.8               30.6
     Other expense                                       2.3                3.4
                                               --------------     --------------
EARNINGS BEFORE INCOME TAXES                           163.1              135.7
     Income taxes                                       44.0               36.6
                                               --------------     --------------
NET EARNINGS                                   $       119.1      $        99.1
                                               ==============     ==============



NET EARNINGS PER COMMON SHARE
     - BASIC                                   $        1.53      $        1.23
                                               ==============     ==============

Shares Used in Computing Basic
     Earnings Per Share (in Millions)                   78.0               80.3
                                               ==============     ==============



NET EARNINGS PER COMMON SHARE
     - ASSUMING DILUTION                       $        1.52      $        1.23
                                               ==============     ==============

Shares Used in Computing Diluted
     Earnings Per Share (in Millions)                   78.2               80.9
                                               ==============     ==============



                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                              (Millions of Dollars)



                                                    June 29,       December 31,
                                                        2003               2002
                                               --------------     --------------

ASSETS
Cash and cash equivalents                      $       156.6      $       517.1
Trade receivables                                      820.7              729.0
Inventories                                            768.1              748.9
Other current assets                                   215.0              198.9
                                               --------------     --------------
       TOTAL CURRENT ASSETS                          1,960.4            2,193.9
                                               --------------     --------------

PROPERTY, PLANT, AND EQUIPMENT                         638.6              655.9
GOODWILL                                               749.6              729.1
OTHER ASSETS                                           560.9              551.6
                                               --------------     --------------
                                               $     3,909.5      $     4,130.5
                                               ==============     ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                          $        87.0      $         4.6
Current maturities of long-term debt                      .4              312.0
Trade accounts payable                                 316.3              343.2
Other accrued liabilities                              762.1              793.6
                                               --------------     --------------
       TOTAL CURRENT LIABILITIES                     1,165.8            1,453.4
                                               --------------     --------------

LONG-TERM DEBT                                         936.1              927.6
DEFERRED INCOME TAXES                                  212.4              211.3
POSTRETIREMENT BENEFITS                                421.5              409.0
OTHER LONG-TERM LIABILITIES                            522.8              529.6
STOCKHOLDERS' EQUITY                                   650.9              599.6
                                               --------------     --------------
                                               $     3,909.5      $     4,130.5
                                               ==============     ==============


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS
                              (Millions of Dollars)


                                                  Reportable Business Segments
                                         ----------------------------------------------
                                               Power     Hardware   Fastening               Currency      Corporate,
                                             Tools &       & Home  & Assembly            Translation    Adjustments,
Three Months Ended June 29, 2003         Accessories  Improvement     Systems     Total  Adjustments  & Eliminations  Consolidated
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  765.6       $192.1      $128.0  $1,085.7       $ 34.0          $    -      $1,119.7
Segment profit (loss) (for Consoli-
    dated, operating income)                    85.1         18.1        18.4     121.6          4.3           (14.0)        111.9
Depreciation and amortization                   19.8          7.9         3.9      31.6           .8             3.8          36.2
Capital expenditures                            15.4          5.8         2.9      24.1           .8              .3          25.2

Three Months Ended June 30, 2002
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $  815.0       $196.6      $132.7  $1,144.3       $(19.0)         $    -      $1,125.3
Segment profit (loss) (for Consoli-
    dated, operating income)                    95.2          6.8        19.1     121.1         (1.6)          (12.0)        107.5
Depreciation and amortization                   18.5          8.2         3.6      30.3          (.4)             .7          30.6
Capital expenditures                            20.3          2.8         3.8      26.9          (.2)             .1          26.8


Six Months Ended June 29, 2003
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $1,412.7       $364.7      $257.2  $2,034.6       $ 53.3          $    -      $2,087.9
Segment profit (loss) (for Consoli-
    dated, operating income)                   142.8         33.1        36.8     212.7          6.5           (34.0)        185.2
Depreciation and amortization                   39.6         16.0         7.6      63.2          1.3             8.2          72.7
Capital expenditures                            30.3         13.5         6.4      50.2           .9              .5          51.6

Six Months Ended June 30, 2002
------------------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated customers             $1,467.0       $397.6      $258.6  $2,123.2       $(46.2)         $    -      $2,077.0
Segment profit (loss) (for Consoli-
    dated, operating income)                   134.3         22.4        35.6     192.3         (3.6)          (19.0)        169.7
Depreciation and amortization                   40.2         17.6         7.2      65.0         (1.2)            1.0          64.8
Capital expenditures                            35.5          6.2         7.4      49.1          (.5)             .3          48.9


     The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:

                                        Three Months Ended     Six Months Ended
--------------------------------------------------------------------------------
                                        June 29,  June 30,   June 29,  June 30,
                                            2003      2002       2003      2002
--------------------------------------------------------------------------------
Segment profit for total reportable
      business segments                   $121.6    $121.1     $212.7    $192.3

Items excluded from segment profit:

      Adjustment of budgeted foreign
        exchange rates to actual rates       4.3      (1.6)       6.5      (3.6)

      Depreciation of Corporate property     (.2)      (.7)       (.5)     (1.0)

      Adjustment to businesses' post-
        retirement benefit expenses
        booked in consolidation              3.7       8.7        7.3      19.0

      Other adjustments booked in
        consolidation directly related
        to reportable business segments     (1.2)      3.2      (11.2)     (1.5)

Amounts allocated to businesses in
      arriving at segment profit in
      excess of (less than) Corporate
      center operating expenses,
      eliminations, and other amounts
      identified above                     (16.3)    (23.2)     (29.6)    (35.5)
--------------------------------------------------------------------------------
      Operating income                     111.9     107.5      185.2     169.7

Interest expense, net of interest income     7.7      14.8       19.8      30.6

Other expense                                 .5       2.2        2.3       3.4
--------------------------------------------------------------------------------
      Earnings before income taxes        $103.7    $ 90.5     $163.1    $135.7
================================================================================

BASIS OF PRESENTATION:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of household products. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.

     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. The amounts included in the preceding tables under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted rates of exchange for 2003. The amounts included in the preceding tables under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted rates of exchange and those determined based upon the rates of exchange applicable under accounting principles generally accepted in the United States.
     Segment profit excludes interest income and expense, non-operating income and expense, adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes restructuring and exit costs. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of goods sold by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain segment-related expense items of an unusual or non-recurring nature in consolidation rather than reflect such items in segment profit. In addition, certain segment-related items of income or expense may be recorded in consolidation in one period and transferred to the various segments in a later period.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE:
     To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Corporation provides additional measures of operating results, net earnings, and earnings per share adjusted to exclude certain costs, expenses, and gains and losses, as well as to exclude effects of changes in foreign currency exchange rates on sales. The Corporation believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.
     This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows.

Sales, excluding the effects of foreign currency translation:
-------------------------------------------------------------
     As more fully described in this press release under the caption "Supplemental Information About Business Segments--Basis of Presentation", elements of segment profit, including sales, for units located outside of the United States are generally measured using the local currency as the functional currency. For these units, sales are translated using budgeted rates of exchange. Budgeted rates of exchange are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted rates of exchange. Amounts included on the line entitled "Sales to unaffiliated customers" under the heading "Reportable Business Segments" in the first table under the caption "Supplemental Information About Business Segments" are reflected at the Corporation's budgeted rates of exchange for 2003. The reference in this press release to a 5% decrease in sales, excluding the effects of foreign currency translation, for the second quarter of 2003, compared to the corresponding period in 2002, represents the decrease in sales to unaffiliated customers of total reportable business segments from $1,144.3 million during the second quarter of 2002 to $1,085.7 million during the second quarter of 2003, both at the Corporation's budgeted rates of exchange for 2003.

Free cash flow for the quarter ended June 29, 2003:
---------------------------------------------------
     The calculation of free cash flow, which is defined by the Corporation as cash flow from operating activities, less capital expenditures, plus proceeds from the disposal of assets (excluding proceeds from business sales), for the quarter ended June 29, 2003, follows (amounts in millions):

    Cash flow from operating activities                                $121.0
    Capital expenditures                                                (25.2)
    Proceeds from disposals of assets                                     4.7
                                                                       -------
    Free cash flow                                                     $100.5
                                                                       =======

Diluted earnings per share for the third quarter 2003 and full year 2003:
-------------------------------------------------------------------------
     This press release includes forward-looking statements with respect to management's expectation that the Corporation's diluted earnings per share would range from $1.00 to $1.05 for the third quarter of 2003 and from $3.65 to $3.75 for the full year. The aforementioned ranges exclude the after-tax effects of restructuring and exit costs that may be recognized in 2003 under the Corporation's previously announced restructuring program.

     As more fully described in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, the Corporation believes that additional pre-tax restructuring charges of approximately $20 million could be recognized over the remaining life of its restructuring program, which as currently envisioned, will be implemented in 2003 and 2004. Given the nature and duration of this restructuring plan, charges to be incurred in 2003 and 2004 are subject to varying degrees of estimation associated with key assumptions, such as actual timing of execution, currency impacts, general economic conditions, and other variables. As a result, up to $20 million of additional pre-tax restructuring charge may be recorded during 2003, including a portion in the third quarter. Were the Corporation to record the entire $20 million pre-tax restructuring charge in 2003, diluted earnings per share would be reduced by approximately $.19. As a result, management expects that the Corporation's diluted earnings per share for the full year 2003 would range from $3.46 (assuming that the entire $20 million pre-tax restructuring charge was recorded) to $3.75 (assuming that no additional pre-tax restructuring charge was recorded).